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                                                                   EXHIBIT 10.18

Redacted portions have been replaced with [**]. The redacted material is subject to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

                  LICENSE AND RESEARCH COLLABORATION AGREEMENT

                                     BETWEEN

                           GENELABS TECHNOLOGIES, INC.

                                       AND

                              GILEAD SCIENCES, INC.

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                  LICENSE AND RESEARCH COLLABORATION AGREEMENT

         This Agreement (the "AGREEMENT"), entered into on September 29, 2004 with an effective date (the "EFFECTIVE DATE") of October 1, 2004, is made between Genelabs Technologies, Inc., a California corporation having its principal place of business at 505 Penobscot Drive, Redwood City, CA 94063 ("Genelabs"), and Gilead Sciences, Inc., a Delaware corporation having its principal place of business at 333 Lakeside Drive, Foster City, CA 94404 ("Gilead").

                                  1. RECITALS:

         WHEREAS, Genelabs has a research program for the discovery and optimization of nucleoside inhibitors of the NS5b polymerase in hepatitis C virus;

         WHEREAS, Gilead and Genelabs desire to enter into a research collaboration to discover and develop Collaboration Compounds (as hereinafter defined) upon the terms and conditions set forth herein;

         WHEREAS, Gilead desires to obtain the right to develop and commercialize Products in the Field (as hereinafter defined) arising from the collaboration and Genelabs desires to grant such rights, in each case upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.       DEFINITIONS

         Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below. References to "Articles", "Sections" and "subsections" in this Agreement shall be to Articles, Sections and subsections respectively, of this Agreement unless otherwise specifically provided:

         "AFFILIATE" shall mean any corporation or other entity which has Corporate Control of, is under Corporate Control by, or is under common Corporate Control with a Party to this Agreement. An entity shall be an Affiliate of a Party for only so long as such Corporate Control exists. As used in this Agreement, unless otherwise specified, "Gilead" shall include its Affiliates and "Genelabs" shall include only those of its Affiliates that are not Excluded Affiliates.

         "CALENDAR QUARTER" shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

         "CALENDAR YEAR" shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

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         "CHANGE OF CONTROL" means with respect to a Party the occurrence of any of the following: (a) any consolidation or merger of a Party with or into any Third Party, or any other corporate reorganization involving a Third Party, in which those persons or entities that are stockholders of such Party immediately prior to such consolidation, merger or reorganization own less than fifty percent (50%) of the surviving entity's voting power immediately after such consolidation, merger or reorganization; (b) a change in the legal or beneficial ownership of fifty percent (50%) or more of the voting securities of any Party (whether in a single transaction or series of related transactions) where, immediately after giving effect to such change, the legal or beneficial owner of more than fifty percent (50%) of the voting securities of such Party is a Third Party; or (c) the sale, transfer, lease, license or other disposition to a Third Party of all or substantially all of a Party's assets in one or a series of related transactions. As used in this definition, "Party" shall exclude Affiliates under Corporate Control by or under common Corporate Control with such Party.

         "COLLABORATION COMPOUND" shall mean a Nucleoside that satisfies the chemical and technical requirements set forth on Exhibit 1.A, and its Related Compounds and which:

         (a) is or was synthesized by or for Genelabs on or before the Effective Date or during the Research Program Term; or

         (b) is [**] synthesized by or for Gilead after the Effective Date;

provided, however, that Collaboration Compound shall not include any Excluded Compound or any Gilead Compound. For purposes of Section 3.2 ("Selection of Collaboration Compounds for Development") only, a Nucleoside and its Related Compounds shall together be deemed a single Collaboration Compound.

         "COLLABORATION COMPOUND PRODUCTS" shall mean any preparations in final form, bulk form or other form containing as an active pharmaceutical ingredient one or more Selected Compounds for sale by prescription, over-the-counter or any other method, including without limitation any Combination Product.

         "COLLABORATION KNOW-HOW" shall mean Know-How owned or Controlled by Genelabs as of the Effective Date, or made solely by Genelabs employees or contractors, or jointly by the Parties, during the Research Program Term, and that, in each case, is [**]; but excluding, in each case, Collaboration Patents.

         "COLLABORATION PATENTS" shall mean Patents claiming any Invention

                  (a)      owned or Controlled by Genelabs as of the Effective
                           Date; or

                  (b) made solely by Genelabs employees or contractors, or jointly by the Parties, during the Research Program Term,

that, in each case, is [**]. "Collaboration Patents" include the patent applications listed on Exhibit 1.B.

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         "COLLABORATION TECHNOLOGY" shall mean the Collaboration Know-How and
Collaboration Patents.

         "COMBINATION PRODUCT" shall mean a Product which includes one or more pharmaceutically active ingredients other than a Collaboration Compound in combination with at least one pharmaceutically active ingredient of a Collaboration Compound. All references to Product in this Agreement shall be deemed to include Combination Product.

         "COMMERCIALLY DILIGENT EFFORTS" shall mean those efforts to commercialize Collaboration Compound Products that are consistent with the usual practice followed by [**] in pursuing the clinical development, regulatory approval, commercialization and marketing of its own pharmaceutical products with a comparable potential market, risk, and revenues.

         "CONFIDENTIAL INFORMATION" shall have the meaning given such term in
Section 4.1 ("Nondisclosure Obligations").

         "CONTROLLED" means, with respect to an item of Information or intellectual property right, that a Party owns or has a license to such item or right and has the ability to disclose to the other Party and grant a license or sublicense under such item or right as provided for in this Agreement without violating the terms of any agreement with or other obligation to any Third Party.

         "CORPORATE CONTROL" shall have the following meaning: A corporation or other entity shall be regarded as having Corporate Control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) (or, if less, the maximum ownership interest permitted by law of a particular jurisdiction) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity.

         "EXCLUDED AFFILIATE" shall mean a Third Party over which Genelabs had no Corporate Control at the Effective Date which becomes an Affiliate of Genelabs after the Effective Date.

         "EXCLUDED COMPOUNDS" shall mean:

         (a) compounds: (i) that are developed by Gilead independently or jointly with a Third Party; and/or (ii) to which Gilead obtains commercial rights from a Third Party (by license, acquisition, assignment, joint development or otherwise), and, in either case: [**] such compound proposed as an Excluded Compound shall be determined in accordance with US patent law.

         (b) those compounds identified by Gilead on Exhibit 1.C hereto (which exhibit Gilead may, at its option, update during the term of this Agreement with other compounds which satisfy all of the criteria in "(a)" above).

         "FDA" shall mean the United States Food and Drug Administration, or a successor federal agency thereto.

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         "FTE RATE" shall mean the amount Gilead will pay Genelabs over a consecutive twelve (12) month period during the Research Program Term to support one (1) Genelabs FTE in the Research Program. The FTE Rate will be U.S. [**] Dollars (USD $[**]) per FTE per year through the third calendar quarter of 2006. The FTE Rate for the ensuing one-year period shall be U.S. [**] Dollars (USD $[**]) per FTE per year and shall increase annually thereafter by [**]. The FTE Rate shall include all personnel (including normal vacations, sick days and holidays and employee benefits), equipment, reagents and all other expenses including support staff and overhead for or associated with an FTE, provided that payment by Gilead of the FTE Rate shall not be deemed to give Gilead any ownership interest in any equipment, reagents or other property purchased by Genelabs using such research funding.

         "FAIR MARKET VALUE" means the cash consideration that a willing seller would realize from an unaffiliated, unrelated and willing buyer in an arms' length sale of the same item sold in the same quantity and at the same time and place.

         "FIELD" shall mean all human and animal therapeutic, diagnostic, and prophylactic uses, including, without limitation, the treatment, prevention and prophylaxis of hepatitis C viral infections.

         "FIRST COMMERCIAL SALE" shall mean, with respect to any Product, the first sale for end use or consumption of such Product in a country after all required Regulatory Approvals with respect to such Product have been granted by the Regulatory Authority of such country. For purposes of clarification, the first sale for end use or consumption of a Product in a country after conditional approval has been granted will constitute a First Commercial Sale for purposes of this Agreement.

         "FULL TIME EQUIVALENT" or "FTE" shall mean the equivalent of a full-time scientist's work time over a twelve-month period for scientific work on or directly related to the Research Program. For purposes of the definition of "FTE", such work time includes, without limitation, experimental laboratory work, recording and writing up results, reviewing literature and references, participating in scientific discussions, continuing education, seminars and symposia, managing and directing scientific staff, and carrying out management duties directly related to the Research Program, as well as normal vacations, sick days and holidays.

         "GENELABS KNOW-HOW" shall mean Know-How owned or Controlled by Genelabs, directed to [**], but excluding Collaboration Know-How.

         "GENELABS PATENTS" shall mean Patents owned or Controlled by Genelabs, claiming any Genelabs Know-How, but excluding Collaboration Patents.

         "GENELABS TECHNOLOGY" shall mean the Genelabs Know-How and Genelabs Patents.

         "GILEAD-ASSUMED PATENT COSTS" shall have the meaning given such term in
Section 7.3.4 ("Patent Fees").

         "GILEAD COMPOUNDS" shall mean compounds (i) that are developed by Gilead or jointly with a Third Party and/or (ii) to which Gilead obtains commercial rights from a Third

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Party (by license, acquisition, assignment, joint development or otherwise), and, in either case: [**].

         "GILEAD COMPOUND PRODUCT" shall mean any preparation in final form, bulk form or other form containing as an active pharmaceutical ingredient one or more Gilead Compounds for sale by prescription, over-the-counter or any other method, including without limitation any Combination Product.

         "GILEAD KNOW-HOW" shall mean Know-How owned or Controlled by Gilead and useful in the conduct of the Research Program, excluding Collaboration Know-How.

         "GILEAD PATENTS" shall mean Patents owned or Controlled by Gilead claiming Inventions the practice of which would be useful in the conduct of the Research Program, but excluding Collaboration Patents

         "GILEAD TECHNOLOGY" shall mean the Gilead Know-How and Gilead Patents.

         "GOOD LABORATORY PRACTICES" or "GLP" shall mean Good Laboratory Practices regulations as promulgated by the United States Food and Drug Administration and any successor governmental authority having substantially the same function, as such regulations may be amended from time to time, and any comparable foreign standards as applicable.

         "HCV" shall mean all subtypes of hepatitis C virus.

         "HCV FIELD" shall mean the treatment of chronic hepatitis C viral infections in humans.

         "IND" shall mean an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

         "INFORMATION" shall mean any and all information, data, results, inventions, trade secrets, techniques, material, or compositions of matter of any type or kind, including without limitation all Know-How and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, personnel, financial, legal and commercial information or data, whether communicated in writing or orally or by any other method, which is disclosed by one Party to the other Party in connection with this Agreement, provided that the foregoing is related to the scope of this Agreement.

          "INVENTION" means any process, method, use, composition of matter, article of manufacture, discovery or finding, whether or not patentable.

         "JRC" shall mean the joint research committee established to facilitate the Research Program as more fully described in Section 2.4 ("Joint Research Committee").

         "KNOW-HOW" shall mean all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-

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how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms and (b) compounds, compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

         "MAJOR MARKET" shall mean each of the United States of America, European Market and Japan. For purposes of this definition and Section 5.3, "European Market" shall mean only the United Kingdom, France, Germany, Italy and Spain.

         "NDA" shall mean a New Drug Application, Biologics License Application, Worldwide Marketing Application, Regulatory Approval application or similar application or submission for Regulatory Approval of a Product filed with a Regulatory Authority to obtain marketing approval for a biological or pharmaceutical product in that country or in that group of countries.

         "NET SALES" shall mean, with respect to a given period of time, the total amount invoiced by Gilead or its Related Gilead Parties for sales of Products to a Third Party (whether an end-user, wholesaler or otherwise) in the Territory, less the following deductions with respect to such sale, to the extent applicable to the Product and to the extent not already included in the amounts invoiced and thereafter actually allowed and taken: (a) trade, cash and quantity credits, discounts, credits, refunds or wholesaler fees for inventory management or similar purposes [**]; (b) allowances or credits for returns or rejected Product and allowance for bad debt expense; (c) prepaid freight and insurance; (d) sales taxes and other governmental charges (including value added and similar taxes, but solely to the extent not otherwise creditable or reimbursed and excluding any income tax) actually paid in connection with the sale; and (e) customary rebates (including, for this purpose, discounts provided by means of chargebacks or rebates) actually granted to managed health care organizations, federal, state, or local governments (or their agencies) (including without limitation Medicaid rebates), all to the extent in accordance with U.S. generally accepted accounting principles ("GAAP") consistently applied across all of its products. If any credit, rebate, refund or other deduction is described in more than one category above, it shall be deducted only once from Net Sales.

         Where Product is sold in the form of a Combination Product, Net Selling Price for such Combination Product for purposes of determining royalties payable under this Agreement will be calculated by multiplying the actual Net Selling Price of such Combination Product by the fraction A/(A+B) where A is the Net Selling Price for the stock keeping unit most comparable in formulation and dosing to that used for the Combination Product of the Product containing that Collaboration Compound as the sole active ingredient, if sold separately, in such country during the relevant fiscal quarter, and B is the Net Selling Price for the stock keeping unit, most comparable in formulation and dosing to that used for the Combination Product, of any other active ingredient, if sold separately, in such country during the relevant fiscal quarter.

         For clarity, if there are three or more active ingredients (including the Collaboration Compound), additional B terms calculated in the same manner, shall be included in the denominator so that such fraction shall be A/(A+B1+ B2+...). If, on a country-by-country

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basis, one or more of the other active ingredients in the Combination Product are not sold separately in said country, Net Selling Price for the purpose of determining royalties payable under this Agreement for the Combination Product shall be calculated by multiplying the actual Net Selling Price of such Combination Product by the fraction A/C where A is the Net Selling Price for the stock keeping unit most comparable in formulation and dosing to that used for the Combination Product of the Product containing the relevant Collaboration Compound as the sole active ingredient, if sold separately, in such country during the relevant fiscal quarter and C is the Net Selling Price for the Combination Product in such country during the relevant fiscal quarter. If, on a country-by-country basis, the Product containing a Collaboration Compound as the sole active ingredient is not sold separately in said country during the relevant fiscal quarter but one or more of the other active ingredients in the Combination Product are sold separately in said country during the relevant fiscal quarter, the Net Selling Price for the Combination Product shall be calculated by multiplying the actual Net Selling Price of such Combination Product by the fraction (1-(D/C)) where D is the Net Selling Price for the stock keeping unit most comparable in formulation and dosing to that used for the Combination Product of the product containing the other active ingredient as the sole active ingredient and C is the Net Selling Price for the Combination Product in such country during the relevant fiscal quarter. If, on a country-by-country basis, the Product containing a Collaboration Compound as the sole active ingredient is not sold separately and one or more of the other active ingredients in the Combination Product are not sold separately in such country during the relevant fiscal quarter Net Selling Price for the purposes of determining royalties of the Combination Product shall be deemed to be the Net Selling Price of such Combination Product multiplied by a fraction, the numerator of which is the number of Collaboration Compounds in such Combination Product and the denominator of which is the number of all active ingredients in such Combination Product.

         Whenever Net Selling Price is calculated for Combination Products, it shall be multiplied by the number of units sold to determine Net Sales. The Net Sales so calculated shall never be less than zero.

         For clarification, sale of a Product by Gilead or its Related Gilead Parties to Gilead or Related Gilead Parties for resale by such entity to an unaffiliated Third Party shall not be deemed a sale for purposes of "Net Sales" hereunder, but the sale of such Product by such entity to an unaffiliated Third Party (whether an end-user, wholesaler, distributor, or otherwise) shall be deemed to be a sale by Gilead of a Product to a Third Party for purposes of calculating Net Sales hereunder and royalties owed by Gilead under Section 5.5 ("Royalties"). Further, transfers or dispositions of Products in commercially reasonable quantities (consistent with Gilead's usual practice as applied to other compounds and products of a similar nature) and without receipt of compensation for charitable or promotional purposes or for preclinical or clinical development, manufacturing scale-up or regulatory purposes prior to receiving Regulatory Approval, or if sold on a not-for-profit basis in countries outside of the Major Markets (provided, however, that if Gilead has other therapies for the treatment of HCV, that such other therapies are also made available on a not-for-profit basis in such other countries) in a program where sales of Gilead's other HCV therapeutic products also are made available on a not-for-profit basis, shall not be deemed "sales" for purposes of "Net Sales" hereunder. For purposes of this definition, "Product" includes Collaboration Compounds.

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         "NET SELLING PRICE" shall mean the Net Sales of product divided by the number of units of product sold.

         "NUCLEOSIDE" shall mean a compound which [**]. By way of example and not limitation, [**]. "Nucleoside" shall also include compounds wherein the [**].

         "PARTY" shall mean Gilead or Genelabs. Unless otherwise specified, "Party" with respect to Gilead shall include its Affiliates and with respect to Genelabs shall include only those of its Affiliates that are not Excluded Affiliates.

         "PATENT COSTS" shall mean all reasonable and actual out-of-pocket costs incurred by Gilead and Genelabs associated with filing, prosecuting, issuing and maintaining Patents including interference, opposition, reexamination and reissue actions within the Collaboration Technology; provided that a Party shall have a right to review and comment on any such costs (including statements issued by Collaboration Patent Counsel) billed to the other Party that exceed $[**] USD for any calendar month prior to payment by the other Party.

         "PATENTS" shall mean (a) all patents, certificates of invention, applications for certificates of invention, and patent applications, including without limitation patent applications under the Patent Cooperation Treaty and the European Patent Convention, and abandoned patent applications throughout the world, together with (b) any renewal, divisional, continuation (in whole or in part), or continued prosecution applications of any of such patents, certificates of invention and patent applications, and any all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, supplemental protection certificates, registrations, revalidations, revisions, and additions of or to any of the foregoing, and any foreign counterparts of any of the foregoing and any other patents and patent applications claiming priority back to any of the foregoing.

         "PHASE I CLINICAL TRIAL" shall mean a human clinical trial in any country to initially evaluate the safety and/or pharmacological or antigenic effect of a product in humans or that would otherwise satisfy the requirements of 21 CFR 312.21(a) or the equivalent laws, rules or regulations in the European Union or Japan.

         "PHASE II CLINICAL TRIAL" shall mean a human clinical trial in any country to initially evaluate the effectiveness of a product (whether as a primary or secondary endpoint) for a particular indication or indications in humans with the disease or indication under study or that would otherwise satisfy the requirements of 21 CFR 312.21(b) or the equivalent laws, rules or regulations in the European Union or Japan.

         "PHASE III CLINICAL TRIAL" shall mean a pivotal human clinical trial in any country the results of which could be used to establish safety and efficacy of a product to support Regulatory Approval and as a basis for a NDA or that would otherwise satisfy the requirements of 21 CFR 312.21(c) or the equivalent laws, rules or regulations in the European Union or Japan.

         "PRE-CLINICAL DEVELOPMENT" shall mean initiation of dosing of a Collaboration Compound in a GLP in vivo toxicology study.

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         "[**].

         "PREVIOUSLY KNOWN INFORMATION" shall mean Information: (A) that at the time it was received from Genelabs by Gilead or its Third Party collaborator (i) was previously known by Gilead or its collaborator as documented by Gilead's or its Third Party collaborator's business records, (ii) had been disclosed to Gilead or its Third Party collaborator on a non-confidential basis by a Third Party who was lawfully entitled to do so, or (iii) had been independently discovered or developed by Gilead or its collaborator without the use of Know-How provided by Genelabs, as documented by Gilead's or its collaborator's business records; or (B) that at the time of [**], was in the public domain other than as a result of any breach of this Agreement by Gilead.

         "PRODUCT(S)" shall mean Collaboration Compound Products and Gilead Compound Products.

         "[**]" shall have the meaning described in Exhibit 1.D.

         "REGULATORY APPROVAL" means all approvals necessary to market and sell a Product in a particular country or jurisdiction, including approval of pricing and reimbursement in countries where such approvals are required before commercial sale.

         "REGULATORY AUTHORITY" shall mean any applicable government regulatory authority necessary to obtain approval to manufacture, market and sell a Product in the Territory, including, in the United States, the FDA and any successor governmental authority having substantially the same function.

         "RELATED COMPOUNDS" shall have the meaning described in Exhibit 1.E.

         "RELATED GILEAD PARTY" shall mean Gilead's sublicensees (which term does not include distributors) permitted under this Agreement. Notwithstanding the foregoing, in no event shall Genelabs be considered a Related Gilead Party.

         "RESEARCH PLAN" means the plan attached hereto as Exhibit 1.F that sets out the research work to be performed by Genelabs and Gilead in conducting the Research Program, as such plan may be amended or modified by the Parties as contemplated under this Agreement.

         "RESEARCH PROGRAM" shall mean the research activities undertaken by either or both of the Parties hereto as set forth in Article 2 ("Research Program") and the Research Plan.

         "RESEARCH PROGRAM TERM" shall mean the duration of the Research Program, as it may be extended in Section 2.7 ("Research Program Term").

         "REVERSION COMPOUNDS" shall have the meaning set forth in Section 3.2 ("Selection of Collaboration Compounds for Development").

         "SELECTED COMPOUNDS" shall have the meaning set forth in Section 3.2 ("Selection of Collaboration Compounds for Development").

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         "SELECTION NOTICE" shall have the meaning set forth in Section 3.2
("Selection of Collaboration Compounds for Development").

         "TERRITORY" shall mean all of the countries in the world, and their territories and possessions.

         "THIRD PARTY" shall mean an entity other than Gilead and its Related Gilead Parties, and Genelabs.

         "VALID PATENT CLAIM" shall mean a claim of an issued and unexpired Patent included within the Collaboration Technology or the Genelabs Technology, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and which is not appealable or has not been appealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

2.       RESEARCH PROGRAM

         2.1 GENERAL.

         2.1.1 IDENTIFICATION AND CONTRIBUTION OF COLLABORATION COMPOUNDS. Collaboration Compounds will become available for research and development in the Research Program as follows:

         (a) Genelabs has disclosed, in Exhibit 2.1.1 hereto, all Collaboration Compounds which Genelabs has determined satisfy the criteria in Exhibit 1.A ("Criteria for Collaboration Compounds").

         (b) Each disclosure by Genelabs of Collaboration Compounds shall include sufficient information as is available to Genelabs for Gilead to determine whether to take such Collaboration Compounds into Pre-Clinical Development and to further develop the Collaboration Compounds into Collaboration Compound Products. Genelabs also shall provide to Gilead reasonable research quantities of any Collaboration Compound upon Gilead's request.

         (c) During the Research Program Term, Genelabs shall disclose additional Collaboration Compounds promptly after they are identified by Genelabs or by the parties pursuant to the Research Program by delivering to Gilead an amended and updated Exhibit 2.1.1. Within thirty (30) days after the Effective Date, and again within thirty (30) days after receipt of such updated
Exhibit 2.1.1, pursuant to this Section 2.1.1, Gilead shall respond to the JRC whether it has determined that a compound so disclosed is a Collaboration Compound. In the event that, within such thirty (30) day period, Gilead does not so respond to the JRC that it has determined that a compound so disclosed is a Collaboration Compound, such disclosed Collaboration Compound shall be deemed to be a Collaboration Compound for all purposes under this Agreement. If Gilead in its response determines that a compound is not a Collaboration Compound, Genelabs may within ten (10) days of Gilead's response, notify Gilead in writing that it disagrees with Gilead's determination and may request supporting evidence that verifies Gilead's determination. If Genelabs fails to notify Gilead

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within the ten (10) day period that it disagrees with Gilead's determination, then the compound shall be deemed to not be a Collaboration Compound. If within ten (10) days of receipt of any supporting evidence from Gilead, Genelabs still disagrees with Gilead's determination, Genelabs shall notify Gilead in writing of its disagreement and shall initiate a good faith meeting between the Parties. In the event that the Parties cannot, after good faith efforts, reach agreement on the issue, such issue shall be referred to the Executive Vice President of Research and Development for Gilead and the Vice President, Research for Genelabs. Such officers of the Parties shall meet promptly thereafter and shall negotiate in good faith to resolve such issue. If they cannot resolve such issue within thirty (30) days of commencing such negotiations, the matter shall be referred to arbitration under Section 11.6. This procedure also shall be used if Genelabs notifies Gilead in writing that Genelabs believes a compound [**].

         (d) A final disclosure of any remaining Collaboration Compounds not previously disclosed by Genelabs shall be made by Genelabs within thirty (30) days after the conclusion of the Research Program Term.

         2.1.2    RESEARCH PLAN.

         (a) Genelabs and Gilead shall engage in the Research Program, upon the terms and conditions set forth in this Agreement. The activities to be undertaken in the course of the Research Program are set forth in the Research Plan.

         (b) The Research Plan specifies the tasks to be conducted by the Parties and research milestones of the Research Program, and allocates Research Program responsibilities and resources between the Parties in a manner consistent with this Agreement. In the event of any conflict between the Research Plan and this Agreement, this Agreement shall prevail.

         (c) The Research Plan may be amended from time to time by the Parties, using the procedure specified in this Section 2.1.2(c). The JRC first shall consider and recommend any suggested amendments in writing, and shall recommend them for adoption by the Parties. Such amendments, if agreed to by the Parties, shall be effective when approved in writing and signed by the Executive Vice President of Research and Development for Gilead and the Vice President, Research for Genelabs.

         2.1.3 RESPONSIBILITIES OF THE PARTIES. Unless otherwise agreed by the Parties, Genelabs shall be responsible for [**].

         2.2 CONDUCT OF RESEARCH.

         Subject to the terms and conditions of this Agreement, each Party shall be responsible for managing and controlling their personnel and their respective tasks assigned under the Research Plan. Each Party shall conduct the Research Program in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations to attempt to achieve their objectives efficiently and expeditiously. Each Party shall proceed diligently and in a timely manner with the work set out in the Research Program and shall allocate sufficient time, effort, equipment and facilities to the Research Program and use personnel with sufficient skills and experience as are required to accomplish the Research

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** CONFIDENTIAL TREATMENT REQUESTED

Program in accordance with the terms of this Agreement and the Research Plan. In no event shall Genelabs be obligated to devote to the Research Program more than the number of FTEs being funded by Gilead under this Agreement. The Parties acknowledge and understand that neither Party guarantees the success of the Research Program undertaken hereunder.

         Genelabs shall be entitled to utilize the service of Third Parties to perform Research Program activities only upon the prior written consent of Gilead (not to be unreasonably withheld) or as specifically set forth in the Research Plan, provided that Genelabs shall obtain the written agreement of each such Third Party, prior to the time such Third Party initiates work, to (a) assign ownership of Inventions made in the course of Research Program activities to Genelabs and (b) maintain confidentiality of any Research Program activities or information, and any Confidential Information in accordance with Section 4.1.

         2.3 GENELABS' FTES.

         2.3.1 During the first three (3) years of the Research Program Term, and the first year of any extension thereafter, Genelabs shall dedicate [**] FTEs to the Research Program per twelve (12) month period to work directly on the Research Program, or such greater number of FTEs as agreed in writing by the Parties. Thereafter Genelabs shall dedicate such number of FTEs to the Research Program per twelve (12) month period as agreed in writing by the Parties. All such FTEs shall be funded by Gilead in accordance with Section 5.2.

         2.3.2 Genelabs shall ensure that each FTE that works on the Research Program is qualified by appropriate experience and qualifications to perform the Research Program work assigned to such FTE in a capable and professional manner.

         2.4 JOINT RESEARCH COMMITTEE.

         The Parties shall establish a committee to function during the Research Program Term to facilitate the Research Program as follows:

         2.4.1 COMPOSITION OF THE JOINT RESEARCH COMMITTEE. Promptly after the Effective Date, the Parties shall establish a joint research committee (the "JRC") composed of three (3) named representatives of Gilead and three (3) named representatives of Genelabs. Each Party shall appoint its respective representatives to the JRC from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change. These representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Research Program. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend JRC meetings, subject to such representative's and consultant's written agreement to comply with the confidentiality and non-use obligations equivalent to those set forth in Article 4, and provided that such additional representatives shall have no vote. Each Party shall bear its own expenses related to the attendance of such meetings by its representatives. The JRC shall be chaired by a representative of Gilead. The JRC's decision-making authority shall be limited to scientific and technical matters related to the conduct of the Research Program. Decisions of the JRC shall be made by unanimous vote, with each Party's representatives on the JRC collectively having one (1) vote.

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** CONFIDENTIAL TREATMENT REQUESTED

         In the event that the JRC cannot or does not, after good faith efforts, reach agreement on an issue, such issue shall be referred to the Executive Vice President of Research and Development for Gilead and the Vice President, Research for Genelabs. Such officers of the Parties shall meet promptly thereafter and shall negotiate in good faith to resolve such issue. If they cannot resolve such issue within thirty (30) days of commencing such negotiations, then the resolution and/or course of conduct shall be determined by Gilead. In no event shall the JRC have the right:

         (a) to modify or amend the terms and conditions of this Agreement;

         (b) to make any decisions or determinations with respect to the preparation, filing, prosecution, maintenance, enforcement or defense of Patents (which decisions shall be made in accordance with Article 7);

         (c) to determine which personnel of a Party perform Research Program activities or act as such Party's representatives on the JRC;

         (d) to modify or amend the Research Plan in any manner that would require Genelabs to devote a number of FTEs to the Research Program other than that specified in, or agreed upon in accordance with, Section 2.3 or to incur expenses not contemplated by this Agreement;

         (e) to review, direct or control the commercialization or marketing of any Product;

         (f) to determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement.

         2.4.2 MEETINGS. The JRC shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than once per Calendar Quarter, with the location for such meetings alternating between Genelabs' and Gileads' San Francisco Bay Area, California facilities (or such other locations as is mutually agreed by the Parties). In addition, either Party may call for non-scheduled meetings of the JRC for good cause, which shall occur at mutually agreeable times. Alternatively, the JRC upon mutual agreement may meet by means of teleconference, videoconference or other similar communications equipment. The JRC shall confer regarding the status of the Research Program, review relevant data, consider and advise on any technical issues that arise, set research priorities, and review and advise on any budgetary and economic matters relating to the Research Program which is referred to the JRC. No JRC meeting may be conducted unless at least two (2) representatives of each Party are participating. After the end of the Research Program Term, the JRC may choose to reduce the frequency of their meetings or disband, as appropriate based on the reduced need for oversight of the collaboration.

         2.4.3 MINUTES. The JRC chair, or his/her designee, shall have responsibility for preparing definitive minutes of each JRC meeting, a draft of which shall be circulated for comment to all members of the JRC within ten (10) business days after the relevant meeting. Such minutes shall provide a description, in reasonable detail, of the Research Program progress to date, and of the discussions at the meeting, a list of any actions or determination approved by the JRC and any disagreements not resolved by the JRC. The Project Leaders for

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** CONFIDENTIAL TREATMENT REQUESTED

the Parties shall discuss any comments on such minutes and finalize the minutes by no later than thirty (30) business days after the meeting. Minutes will be approved at the next JRC meeting.

         2.4.4 PROJECT LEADERS. Gilead and Genelabs each shall appoint a person (a "PROJECT LEADER") (who need not be a member of the JRC) to coordinate its part of the Research Program. The Project Leaders shall be the primary contact between the Parties with respect to the Research Program. Each Party shall notify the other Party as soon as practicable upon changing this appointment.

         2.5 EXCHANGE OF INFORMATION. Upon execution of this Agreement, and from time to time as necessary during the Research Program Term, Genelabs shall disclose to Gilead in English all Collaboration Know-How not previously disclosed and such Genelabs Know-How as is reasonably necessary, in Genelabs' reasonable judgment, for the performance by Gilead of its responsibilities under the Research Program or the manufacture, use or sale of Collaboration Compounds and Products in the HCV Field. From time to time as necessary during the Research Program Term, Gilead shall disclose to Genelabs all of its Collaboration Know-How not previously disclosed, as is reasonably necessary, in Gilead's reasonable judgment, for the performance by Genelabs of its responsibilities under the Research Program.

         2.6 RECORDS AND REPORTS.

         2.6.1 RECORDS. Genelabs and Gilead shall each maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, in laboratory notebooks (or equivalent), which shall fully and properly reflect all work done and results achieved in the performance of the Research Program by such Party.

         2.6.2 COPIES AND INSPECTION OF RECORDS. No more frequently than once each Calendar Year during the Research Program Term and for six (6) months thereafter, each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all records of the other Party referred to in Section 2.6.1; provided, however, that neither Party shall have the right to review or copy records to the extent that such records contain information that does not relate [**], and either Party, in lieu of providing such access to its records, may elect to provide copies of the relevant records to the other Party. The receiving Party shall maintain such records and the information disclosed therein in confidence in accordance with Section 4.1 ("Nondisclosure Obligation").

         2.6.3 DOCUMENTATION OF INVENTIONS. To protect Patents under U.S. law in any Inventions within the Research Program, each Party agrees to maintain a policy which requires its employees to record and maintain all data and information developed during the Research Program in such a manner as to enable the Parties to use such records to establish the earliest date of invention and/or diligence to reduction to practice, and to assign ownership of all inventions to the Party. At a minimum, the policy shall require such individuals to record all inventions generated by them in standard laboratory notebooks (or equivalent) that are dated and corroborated by non-inventors on a regular, contemporaneous basis.

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** CONFIDENTIAL TREATMENT REQUESTED

         2.6.4 RESEARCH REPORTS. Each Party shall provide such progress reports as determined by the JRC. Within thirty (30) days after the termination of the Research Term, each Party shall deliver to the other a final report.

         2.7 RESEARCH PROGRAM TERM.

         Except as otherwise provided herein, the Research Program Term shall commence on October 1, 2004 and continue for a period of three (3) years thereafter. Gilead may, in its sole discretion, extend the Research Program Term for up to an additional one (1) year, by providing Genelabs with written notice of such election at least [**] prior to the expiration of the Research Program Term. In the event of such election by Gilead, the Parties shall in good faith agree upon any necessary amendments to the Research Plan, as applicable, including, without limitation, the number of Genelabs FTEs to be committed and funded by Gilead for such extended term; provided that for the first year extension, the minimum number of FTEs shall not be less than [**] unless Genelabs otherwise agrees. Thereafter, the Parties may extend the Research Program Term by mutual written agreement of the authorized representative of the Parties, at an FTE Rate which in any event shall be no less than [**] of the then most recent FTE Rate. In such case, the Parties shall amend the Research Plan as applicable. References in this Agreement to "Research Program Term" shall be deemed to include the Research Program Term as extended pursuant to this Section 2.7.

         2.8 COMPLIANCE.

         Each Party shall conduct the Research Program in accordance with all applicable laws, rules and regulations, including, for those activities which are required to be conducted thereunder, all current governmental regulatory requirements concerning Good Laboratory Practices. In addition, if animals are used in research hereunder, each Party will comply with the Animal Welfare Act or any other applicable local, state, national and international laws or regulations relating to the care and use of laboratory animals. Each Party shall notify the other Party in writing of any deviations from applicable regulatory or legal requirements. Each Party hereby certifies that, to its knowledge, it has not and will not employ or otherwise use in any capacity the services of any person debarred under Section 21 U.S.C. 335a in performing any services hereunder.

         2.9 LIABILITY.

         In connection with the conduct of the Research Program, each Party shall be responsible for, and hereby assumes, any and all risks of personal injury or property damage attributable to the negligent acts or omissions of that Party or its Affiliates, and their respective directors, officers, employees and agents.

         2.10 MATERIALS.

         (a) In order to facilitate the Research Program, each Party shall provide the other Party with sufficient quantities of Collaboration Compounds and other biological or chemical materials as set forth in the Research Plan ("MATERIALS"). The Research Plan shall specify sufficient quantities of Materials as required by the Research Program. Genelabs shall be responsible for producing research quantities of such materials and Gilead shall be

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** CONFIDENTIAL TREATMENT REQUESTED

responsible for producing quantities of Collaboration Compounds for Pre-Clinical Development, clinical development and commercialization. Except as otherwise provided under this Agreement, all such Materials delivered to the other Party shall remain the sole property of the supplying Party, shall be used only in furtherance of the Research and solely under the control of the other Party (or its Affiliates) except as provided below. Each Party shall use the Materials supplied by the other Party solely for the purposes of carrying out its respective activities under the Research Program in accordance with the terms of this Agreement and, in the case of Gilead, of developing and commercializing Collaboration Compounds and Products in accordance with this Agreement. Neither Party shall transfer, deliver or disclose any such Materials of the other Party, or any derivative, modification or component thereof, to any Third Party without the prior written approval of the providing Party, except that: (a) Genelabs may transfer Materials provided by Gilead to Genelabs' subcontractors of its Research Program activities as permitted in accordance with Section 2.2 for the sole purpose of performing such Research Program activities; and (b) Gilead may transfer Materials, except Collaboration Compounds, provided by Genelabs (i) to Gilead's permitted subcontractors of Research Program activities for the sole purpose of performing such Research Program activities, or (ii) to academic institutions, subject to appropriate restrictions on use. It is understood that Gilead may transfer Collaboration Compounds to Third Parties without Genelabs' consent for Pre-Clinical Development, clinical development and commercialization, subject to appropriate restrictions on use. The Materials supplied under this Section 2.10 are supplied "as is" and must be used with prudence and appropriate caution, since not all of their characteristics may be known. The Materials are not to be used in humans, except as contemplated by this Agreement and permitted by applicable law.

         (b) Upon expiration or termination of the Research Program, (x) Genelabs shall, at Gilead's option, deliver to Gilead or destroy (in accordance with instructions from Gilead) any unused Materials supplied by Gilead, and any derivatives, modifications or components thereof, and (y) Gilead shall, at Genelabs' option, deliver to Genelabs or destroy any unused Materials supplied by Genelabs, and any derivatives, modifications or components thereof; provided that Gilead may retain the quantities of those Collaboration Compounds selected by Gilead under Section 3.2 ("Selection of Collaboration Compounds for Development") as are necessary for development and commercialization. Gilead also may retain Collaboration Compounds and Products in the quantities and for the times required by Regulatory Authorities.

         2.11 SCOPE OF THIS AGREEMENT.

         The Parties currently intend that all Patents filed by the Parties pursuant to this Agreement shall be covered by the Cooperative Research and Technology Enhancement (CREATE) Act of 2004, as currently drafted, if and when such Act is promulgated. If the CREATE Act is amended after the Effective Date, then the Parties shall meet and discuss the impact of such amendments on this Agreement and the activities hereunder.

3.       LICENSE; EXCHANGE OF INFORMATION; DEVELOPMENT AND COMMERCIALIZATION

         3.1 LICENSE GRANT.

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** CONFIDENTIAL TREATMENT REQUESTED

         (a) GENELABS LICENSE TO GILEAD UNDER COLLABORATION TECHNOLOGY. Subject to the terms and conditions of this Agreement, Genelabs hereby grants to Gilead an exclusive (even as to Genelabs) royalty-bearing (as set forth in Section 5.5 ("Royalties")) license, with the right to sublicense, under Genelabs' interest in (i) Collaboration Patents, and (ii) Collaboration Know-How, in each case solely to develop, make, have made, use, sell, have sold, offer for sale and import Products in the Field in the Territory; provided, however, that Genelabs retains such rights under Collaboration Technology as are necessary to perform its obligations under the Research Program.

         (b) GILEAD NON-EXCLUSIVE LICENSE TO GENELABS UNDER GILEAD TECHNOLOGY. Subject to the terms and conditions of this Agreement, Gilead hereby grants to Genelabs a non-exclusive, royalty-free license, without the right to sublicense, under Gilead Technology to perform Genelabs' obligations under the Research Program during the Research Program Term and consistent with the Research Plan.

         (c) NON-EXCLUSIVE CROSS-LICENSES. Subject to the terms and conditions of this Agreement, each Party hereby grants to the other Party a non-exclusive, royalty-free license, without the right to sub-license:

                  (i) [**]; and

                  (ii) under such Party's interest in Collaboration Know-How, solely to conduct research in the HCV Field in the Territory.

         (d) LICENSE LIMITATIONS. Each Party covenants to the other Party that it shall not practice, exercise or use any intellectual property rights licensed to it by the other Party under this Agreement, except as permitted by the express terms of the licenses granted in this Agreement.

         3.2 SELECTION OF COLLABORATION COMPOUNDS FOR DEVELOPMENT.

         (a) During the Research Program Term and the Evaluation Period, Gilead may select in its discretion an unlimited number of Collaboration Compounds as candidates for Pre-Clinical Development. Genelabs shall supply Gilead with all available information on, and with research quantities of physical samples of, those Collaboration Compounds so selected.

         (b) The JRC may recommend to Gilead that particular Collaboration Compounds be selected for Pre-Clinical Development, and Gilead shall consider such recommendations in good faith.

         (c) Gilead shall have [**] after the termination or expiration of the Research Program Term (such [**] period being the "Evaluation Period") to evaluate any and all Collaboration Compounds, including those that Gilead has previously selected for Pre-Clinical Development. On or before the expiration of the Evaluation Period, Gilead shall deliver to Genelabs one or more written notices (each a "Selection Notice") (which may be sent before the end of the Research Program term) each listing one or more Collaboration Compounds which Gilead has determined in good faith it will continue to develop and potentially commercialize (each, a "Selected Compound"); provided that Gilead cannot select more than

                                      -18-

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** CONFIDENTIAL TREATMENT REQUESTED

a total of [**] Collaboration Compounds. Each selection of a Selected Compound as set forth in such Selection Notice shall be irrevocable. First Regulatory Approval of a Collaboration Compound by Gilead or a Related Gilead Party shall be deemed a selection by Gilead of such Collaboration Compound as a Selected Compound.

         (d) Upon expiration of the Evaluation Period or selection by Gilead of a total of [**] Collaboration Compounds, whichever is sooner, Gilead thereafter shall have no rights or license of any kind under this Agreement to any Collaboration Compounds (the "Reversion Compounds") which are not timely designated as Selected Compounds in the manner provided above.

         (e) From time to time in Gilead's sole discretion, Gilead may waive its rights to select any particular Collaboration Compound(s) as a "Selected Compound" by providing written notice thereof to Genelabs. Upon delivery of such notice, such Collaboration Compound shall be deemed a Reversion Compound and Gilead thereafter shall have no rights or license of any kind under this Agreement to such designated Collaboration Compound.

         (f) During the Research Program Term and until the first to occur of
(i) the expiration of the Evaluation Period, or (ii) the selection by Gilead of [**] Selected Compounds, Genelabs shall not itself or through its Affiliates, Excluded Affiliates, or any Third Party commence Pre-Clinical Development or clinical development or commercialization of any Collaboration Compound which is not a Reversion Compound, except as provided in the Research Plan or as otherwise agreed in writing by Gilead.

         3.3 DEVELOPMENT AND COMMERCIALIZATION; DILIGENCE.

         (a) As between Gilead and Genelabs, Gilead and its Related Gilead Parties shall be solely responsible for Pre-Clinical Development, clinical development, manufacturing (except as otherwise set forth in the Research Plan), Regulatory Approval, marketing and commercialization of Products licensed to Gilead hereunder. Gilead shall, itself and/or through Related Gilead Parties, at its own expense, use Commercially Diligent Efforts to commercialize Collaboration Compound Products in the HCV Field in [**]. In the event that Gilead selects more than one Selected Compound, Gilead shall use "Commercially Diligent Efforts" to determine the appropriate number of Selected Compounds [**].

         (b) In the event that Gilead, except as otherwise excused in accordance with Section 3.5 irrevocably elects in writing by specific reference to this
Section 3.3(b) not to use Commercially Diligent Efforts for any Collaboration Compound Products licensed to Gilead hereunder in the HCV Field in [**] in accordance with Section 3.3(a), then Gilead shall provide Genelabs with prompt written notice thereof, and all rights granted by Genelabs to Gilead under this Agreement to such Collaboration Compound Product in such [**] shall revert back to Genelabs.

         (c) If Genelabs in good faith believes that Gilead is not using Commercially Diligent Efforts in accordance with Section 3.3(a) in [**] that is not otherwise excused in accordance with Section 3.5, Genelabs may provide Gilead with written notice thereof, specifying in reasonable details its reasons for its conclusions, in which event Gilead will have sixty

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** CONFIDENTIAL TREATMENT REQUESTED

(60) days from the date of such notice in which to respond to Genelabs that Gilead is meeting such diligence obligation. If Genelabs believes that such response does not change its view, or if Gilead does not timely respond, then Genelabs may initiate the dispute resolution process set forth in Section 11.6 to seek termination of Gilead's rights to such Collaboration Compound Product in [**].

         3.4 NEGATIVE COVENANTS; NO IMPLIED LICENSES.

         3.4.1 Except as otherwise expressly provided, Gilead shall not have any right or license under any Genelabs Technology, and Gilead shall not use or practice any Invention within the Genelabs Patents for the purpose of performing research, development, manufacturing or commercialization activities with respect to any composition of matter that is not a Collaboration Compound or a Product.

         3.4.2 Except as otherwise expressly provided, Genelabs shall not have any right or license under any Gilead Technology, and Genelabs shall not use or practice any Invention within the Gilead Patents for the purpose of performing research, development, manufacturing or commercialization activities with respect to any composition of matter that is not a Collaboration Compound or a Product.

         3.4.3 No right or license under any Patents or Information of either Party is granted or shall be granted by implication or estoppel. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

         3.5 EXCUSED PERFORMANCE.

         In addition to the provisions of Section 11.1 ("Force Majeure"), the obligations of Gilead with respect to any Collaboration Compound Product in the HCV Field under Section 3.3 are expressly conditioned upon the continuing absence of any material adverse condition or event relating to the safety or efficacy of the Collaboration Compound Product, and such obligations also shall be delayed or suspended so long as any such condition or event exists and, to the extent required by Section 3.3, Gilead is diligently seeking to overcome such adverse condition or event.

         3.6 REPORTS ON GILEAD EFFORTS.

         Gilead will keep Genelabs informed on a timely basis about Gilead's development and commercialization efforts with respect to Collaboration Compounds and Collaboration Compound Products. Without limiting the generality of the foregoing, no less frequently than [**], Gilead shall provide Genelabs with a written report specifying the occurrence of any of the following:

         (a) the grant of any sublicense of Gilead's rights hereunder (including the identity of the sublicensee and the scope of the sublicense) and the termination of any such sublicense;

         (b) identification or synthesis of any Collaboration Compound or Collaboration Compound Product by or on behalf of Gilead or any of its Related Gilead Parties pursuant to the Research Program.

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** CONFIDENTIAL TREATMENT REQUESTED

         (c) the occurrence of any regulatory filing with respect to any Collaboration Compound or Collaboration Compound Product in any jurisdiction (including, without limitation, any IND or NDA);

         (d) commencement of Phase I Clinical Trials, Phase II Clinical Trials and Phase III Clinical Trials with respect to any Collaboration Compound or Collaboration Compound Product in any jurisdiction, including the clinical protocol for each such Clinical Trial;

         (e) the obtainment of Regulatory Approvals with respect to Collaboration Compounds and Collaboration Compound Products in each jurisdiction; and

         (f) with respect to Gilead Compounds, Gilead will keep Genelabs [**].

         3.7 CONFERENCES WITH GILEAD DEVELOPMENT TEAM.

         Upon commencement of Pre-Clinical Development of each Collaboration Compound Gilead will make available for informal videoconference or in-person conferences at Genelabs' request (but not more often once each Calendar Quarter) the following members of Gilead's internal development team for such compound: project manager, head regulatory person and, upon filing the IND, medical director. Any in-person conferences shall be at locations mutually agreed by the Parties. At such conferences, Gilead's representatives shall update Genelabs on the progress of Pre-Clinical and clinical development and provide answers to reasonable questions posed by Genelabs' representatives. Such information shall be deemed Confidential Information covered by Article 4. Additionally, if and when mutually agreed by the Parties, one or more Genelabs' employees may serve on Gilead's development team for a Collaboration Compound Product.

         3.8 NEGOTIATION FOR EXCLUSIVE LICENSES.

         At any time and from time to time during and after the Research Program Term, but before any expiration or termination of this Agreement, each Party may request to the other party in writing, on a compound-by-compound basis for Collaboration Compounds, to negotiate an exclusive license from the other Party under such Party's interest in the Collaboration Technology , to make, have made, use, sell, offer to sell, and import such Reversion Compound in the Territory; provided that Gilead has not selected such compound as a Selected Compound under Section 3.2 ("Selection of Collaboration Compounds for Development"). To the extent not previously licensed by the other Party, the Parties agree to negotiate with respect to the terms and conditions of such license(s) in good faith, taking into consideration the terms and conditions of this Agreement to the extent applicable. Nothing in this Section 3.8 shall be deemed to (a) limit Genelabs' right to commercialize Reversion Compounds or license rights to Reversion Compounds to Third Parties; or (b) obligate Gilead to relinquish its right to evaluate and select any Collaboration Compound before the expiration of the Evaluation Period; or (c) obligate either Party to enter into any such license; or (d) obligate the Parties to negotiate for any period longer than [**]; provided that in any such case neither Party may practice, exercise or use any rights licensed to it by the other Party under this Agreement, except as permitted by the express terms contained in this

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** CONFIDENTIAL TREATMENT REQUESTED

Agreement; and provided further, that nothing in Section 3.2 or this Section 3.8, by implication or otherwise, shall grant any right in the other Party's intellectual property.

4.       CONFIDENTIALITY AND PUBLICATION

         4.1 NONDISCLOSURE OBLIGATION.

         (a) All Information disclosed by one Party to the other Party hereunder ("CONFIDENTIAL INFORMATION") shall be maintained in confidence by the receiving Party and shall not be disclosed to any non-Party or used for any purpose except to exercise its rights and perform its obligations under this Agreement without the prior written consent of the disclosing Party, except to the extent that the receiving Party can demonstrate by competent written evidence that such
Information:

                  (i) is known by receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party's business records;

                  (ii) is in the public domain other than as a result of any breach of this Agreement by the receiving Party;

                  (iii) is subsequently disclosed to the receiving Party on a non-confidential basis by a Third Party who may lawfully do so; or

                  (iv) is independently discovered or developed by the receiving Party without the use of Confidential Information provided by the Disclosing Party, as documented by receiving Party's business records.

         (b) Any non-obvious features or combination of features or disclosures (as determined in accordance with U.S. patent law) shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

         (c) Within thirty (30) days after any expiration or termination of this Agreement, each party shall destroy (and certify to the other Party such destruction) or return all Confidential Information provided by the other Party except as otherwise set forth in this Agreement, and except that each Party may retain a single copy of the Confidential Information in its confidential legal files for the sole purpose of ascertaining its ongoing rights and responsibilities regarding the Confidential Information.

         4.2 PERMITTED DISCLOSURES.

         Each Party may disclose Confidential Information provided by the other Party to the extent such disclosure is reasonably necessary in the following instances:

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** CONFIDENTIAL TREATMENT REQUESTED

         (a) disclosure to governmental or other regulatory agencies in order to obtain patents on Collaboration Technology, Gilead Technology and/or Genelabs Technology or to gain or maintain approval to conduct clinical trials or to market Product (in each case to the extent permitted by this Agreement), but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations;

         (b) complying with applicable court orders or governmental regulations;

         (c) disclosure by Gilead to Related Gilead Parties for the sole purpose of conducting development and/or commercialization of Collaboration Compounds and Products in accordance with the terms and conditions of this Agreement on the condition that such Related Gilead Parties agree to be bound by confidentiality and non-use obligations at least equivalent in scope to those contained in this Agreement; provided the term of confidentiality for such Related Gilead Parties shall be no less than five (5) years; or

         (d) disclosure to consultants, agents or other Third Parties solely to the extent required to accomplish the purposes of this Agreement or in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, in each case on the condition that such Third Parties agree to be bound by confidentiality and non-use obligations at least equivalent in scope to those contained in this Agreement or for the purposes of such financing; provided the term of confidentiality for such Third Parties shall be no less than five (5) years.

         Each Party shall obtain written agreements from each of its employees and consultants who perform work on the Research Program, which agreements shall obligate such persons to similar obligations of confidentiality and to assign to such Party all inventions made by such persons during the course of performing the Research Program.

         If a Party is required by judicial or administrative process to disclose Information that is subject to the non-disclosure provisions of Section 4.1, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Article 4, and the Party disclosing Information pursuant to law or court order shall take all reasonable steps necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Information. Genelabs shall consult with Gilead on the provisions of this Agreement and the Research Plan, together with schedules or other attachments attached thereto, to be redacted in any filings made by the Genelabs with the Securities and Exchange Commission or as otherwise required by law.

         4.3 PUBLICATION.

         Gilead and Genelabs each acknowledge the other Party's interest in publishing the results of its research and development efforts with respect to Collaboration Compounds and Products in order to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid

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patent protection and in protecting business interests and trade secret information and, in particular, it is the intent of the Parties to maintain the confidentiality of Confidential Information included in any patent application until such time as such patent application has been published. Consequently, except for disclosures permitted pursuant to Section 4.1 or 4.2, either Party, its employees or consultants wishing to make a written publication or oral presentation related to a Selected Compound shall deliver to the other Party a copy of the proposed written publication or an outline of an oral disclosure at least thirty (30) days prior to submission for publication or presentation. The reviewing Party shall have the right (a) to propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If the reviewing Party requests a delay, the publishing Party shall delay submission or presentation for a period of ninety (90) days from the date of such request to enable patent applications protecting each Party's rights in such information to be filed in accordance with Article 7. Upon expiration of such ninety (90) days, the publishing Party shall be free to proceed with the publication or presentation. If the reviewing Party requests modifications to the publication or presentation, the publishing Party shall edit such publication to prevent disclosure of trade secret or proprietary business information of the other Party prior to submission of the publication or presentation. Notwithstanding anything to the contrary in the foregoing, following the filing of any patent application within the Collaboration Technology, in the eighteen (18) month period prior to the publication of such a patent application, neither Party shall make any written or oral disclosure regarding any invention claimed in such patent application without the prior written consent of the other Party.

         4.4 PUBLICITY/USE OF NAMES.

         Each Party agrees to use reasonable efforts in press releases, web pages, or other public documents issued by a Party which mention a Collaboration Compound or Product to generally credit the other Party as licensor or licensee, as applicable. Either Party shall be free to disclose, without the other Party's prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith. Except as set forth in the preceding sentence or as expressly permitted by this Agreement, neither Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party. A press release announcing the execution of this Agreement is attached to this Agreement as Exhibit 4.4 The Parties acknowledge that each Party may desire or be required to issue subsequent press releases relating to the Agreement or activities thereunder. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof. Notwithstanding the foregoing, either Party may issue such press releases or otherwise make such public statements or disclosures (such as in annual reports to stockholders or filings with the Securities and Exchange Commission) as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure; provided, however, that such Party shall first have provided the other Party with not less than 48 hours to review and comment on any such press releases, statements or disclosures, except

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** CONFIDENTIAL TREATMENT REQUESTED

to the extent that doing so is not feasible within the timeframe required for compliance with such laws, regulations or market disclosure requirements.

5.       PAYMENTS; ROYALTIES AND REPORTS

         5.1 UPFRONT FEE. Gilead shall make a one-time, non-refundable, non-creditable payment to Genelabs of Eight Million U.S. Dollars ($8,000,000
USD) within five (5) business days of the Effective Date.

         5.2 FTE FUNDING. In consideration for Genelabs' performance of its obligations under the Research Program, upon the terms and conditions contained herein, Gilead shall fund each FTE provided by Genelabs pursuant to Section 2.3 ("Genelabs' FTEs") at the FTE Rate. Gilead will pay Genelabs the FTE Rate in four equal Calendar Quarter installments, each installment equal to one-quarter of the FTE Rate multiplied by the number of FTEs for the Calendar Quarter. Genelabs will provide an invoice for each quarterly installment at least thirty
(30) days prior to such Calendar Quarter, and payment by Gilead to Genelabs will be made by the thirtieth (30th) day after receipt of such invoice or upon commencement of such Calendar Quarter, whichever is later; provided that the FTE payment for (a) the first Calendar Quarter will be due within five (5) business days of the Effective Date and (b) the final Calendar Quarter during the Research Program Term shall be pro rated to the date of expiration or termination of the Research Program Term. If for any Calendar Quarter during the Research Program Term, the number of Genelabs FTEs dedicated to the Research Program falls below the number provided for in the Research Plan, Genelabs will promptly notify Gilead of such discrepancy, and, without limiting any other rights Gilead may have under this Agreement, [**]. In the event that the Research Program Term is terminated by Gilead under Sections 9.2 ("Termination by Gilead") or 9.3 ("Termination for Cause"), Gilead shall be entitled to a prorated refund of any prepaid FTE funding to the extent it covers any period after the effective date of such termination; Genelabs shall pay such refund within thirty (30) days after such termination.

         5.3 MILESTONE PAYMENTS. Gilead shall pay to Genelabs the following non-refundable, non-creditable milestone payments (whether such milestone is achieved by Gilead or a Related Gilead Party):

    Milestone 1 $[**].

    Milestone 2 $[**].

    Milestone 3 $[**].

    Milestone 4 $[**].

    Milestone 5 $[**].

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** CONFIDENTIAL TREATMENT REQUESTED

     Milestone 6 $[**].

         5.4 PAYMENT OF MILESTONE PAYMENTS.

         (a) Each of the milestone payments described above in Section 5.3 shall be payable for each Collaboration Compound, Selected Compound or Collaboration Compound Product to reach such milestone. For each Collaboration Compound or Collaboration Compound Product, each milestone payment shall be payable once only upon the initial achievement of such milestone and no amounts shall be due hereunder for subsequent or repeated achievement of such milestone by the "same" Collaboration Compound, Selected Compound or Collaboration Compound Product. A Collaboration Compound/Collaboration Compound Product will be deemed the "same" as a previous Collaboration Compound/Collaboration Compound Product if [**].

         (b) Gilead shall notify Genelabs in writing within thirty (30) days upon the achievement of each milestone for each Collaboration Compound or Collaboration Compound Product, and shall make the appropriate milestone payment within thirty (30) days of the achievement of such milestone. If, for any reason, a Collaboration Compound, Selected Compound or Collaboration Compound Product reaches a particular milestone specified above without having achieved one or more preceding milestones above, then, upon the achievement of such milestone, both the milestone payment applicable to such milestone and the milestone payment(s) applicable to such preceding unachieved milestone(s) shall be due and payable within thirty (30) days of the achievement of the later milestone.

         5.5 ROYALTIES. (a) Subject to the terms and conditions of this Agreement, Gilead shall pay to Genelabs a royalty on Net Sales of Products in the Territory by Gilead and its Related Gilead Parties in an amount equal to [**] percent ([**]%) of Net Sales on a country-by-country basis. Royalty payment obligations on each Product shall be effective as of the date of First Commercial Sale of such Product in a country and shall continue until the later of: (i) expiration of the last Valid Patent Claim covering the manufacture, use, import or sale of the Product sold in such country; or (ii) expiration of [**] after the First Commercial Sale of such Product in such country.

         (b) If Gilead desires to sublicense a Product for sale in [**]. This Agreement does not obligate Gilead to enter into any commercially unreasonable sublicense.

         (c) The royalty payments required to be paid pursuant to this Section
5.5 shall be subject to an [**] paid by Gilead to Genelabs.

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         5.6 REPORTS; PAYMENT OF ROYALTY.

         During the term of this Agreement following the First Commercial Sale of a Product, Gilead shall furnish to Genelabs a quarterly written report for the Calendar Quarter showing the Net Sales of all Products subject to royalty payments sold by Gilead and its Related Gilead Parties in the Territory and separately for each Product sold during the reporting period and the royalties payable under this Agreement in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including, without limitation and on a country-by-country basis, the number of Products sold, the gross sales and Net Sales of Products in local currency and as converted to U.S. dollars, the royalties (in U.S. dollars) payable, an itemized list showing any and all deductions, and the method used to calculate the royalty. Quarterly reports shall be due on the thirtieth (30th) day following the close of each Calendar Quarter. Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. Gilead shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

         5.7 AUDITS.

         (a) Gilead shall maintain, and shall cause its Affiliates to maintain, complete and accurate books and records in connection with the sale of Products hereunder, as necessary to allow the accurate calculation of the royalties due to Genelabs hereunder. Upon Genelab's written notice to Gilead with reasonable advance notice and not more than once in each Calendar Year, Gilead shall permit external accountants selected by Genelabs and reasonably acceptable to Gilead, at Genelabs' expense (except as set forth in Section 5.7(b) below), to have access during normal business hours to such of the records of Gilead and its Affiliates as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Calendar Year ending not more than [**] prior to the date of such request. The accountants shall disclose to Genelabs only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Genelabs.

         (b) If such accountants identify a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy within thirty (30) days of the date Genelabs delivers to Gilead such accountants's written report, or as otherwise agreed upon by the Parties, plus interest calculated in accordance with Section 5.10. The fees charged by such accountants shall be paid by Genelabs; provided, that if the audit uncovers an underpayment of royalties by Gilead in an amount that exceeds [**] percent ([**]%) of the total royalties owed, then the reasonable fees of such accountants shall be paid by Gilead.

         (c) Gilead shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Gilead, to keep and maintain records of sales made pursuant to such sublicense. If Genelabs performs a royalty audit pursuant to subsection 5.7(a), Gilead shall provide to Genelabs' accountants sufficient information from Gilead's sublicensees for Genelabs' accountants to verify the Net Sales of such sublicensees.

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** CONFIDENTIAL TREATMENT REQUESTED

         (d) Genelabs shall treat all financial information subject to review under this Section 5.7 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause the accountants selected by it to enter into an acceptable confidentiality agreement with Gilead obligating such accountants to retain all such information in confidence pursuant to such confidentiality agreement.

         5.8 PAYMENTS AND EXCHANGE RATE.

         Unless otherwise specified in writing by Genelabs, all payments to be made by Gilead to Genelabs under this Agreement shall be made in United States dollars and shall be paid by bank wire transfer in immediately available funds from a bank account in the United States selected by Gilead to a bank account in the United States designated in writing by Genelabs from time to time. With respect to sales outside the United States, royalty amounts owed shall first be calculated in the currency of sale, and then such amounts shall be converted into U.S. Dollars based on applicable currency exchange rates (as provided in the following sentence), and such Dollar amount of the royalties shall be paid to Genelabs. The conversion of non-U.S. dollar sales into U.S. dollar sales shall be calculated in accordance with Gilead's then current foreign exchange conversion methodology for external financial reporting to the US Securities and Exchange Commission.

         5.9 INCOME TAX WITHHOLDING.

         If laws, rules or regulations require withholding of income taxes, VAT, royalty withholding taxes, or other taxes imposed upon payments to Genelabs set forth in this Article 5, Gilead shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this
Article 5. Gilead shall submit appropriate proof of payment of the withholding taxes to Genelabs within a reasonable period of time (but in no event later than sixty (60) days) following such payment. Each Party shall provide reasonable assistance to the other Party in minimizing or claiming exemptions from, refunds of, or credits for, any such applicable withholding taxes, upon the other Party's written request.

         5.10 INTEREST.

         Any payment not made when due, including payments in dispute, shall bear interest, to the extent permitted by applicable law, at the annual prime rate of interest published from time to time by the Wall Street Journal, Eastern U.S. Edition, plus two percentage points, compounded daily.

         5.11 NON-MONETARY CONSIDERATION FOR SALES

         If Gilead or its Related Gilead Parties accept any non-monetary consideration for the sale of a Product other than as would be reflected in Net Sales, the Fair Market Value of such non-monetary consideration shall be reported as Net Sales; provided that if Product is provided in exchange for data on the Product or its use (e.g., clinical trials), no monetary value shall be applied to such data for Net Sales purposes.

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6.       REPRESENTATIONS AND WARRANTIES

         6.1 REPRESENTATIONS AND WARRANTIES OF BOTH PARTIES.

         Each Party represents and warrants to the other Party that, as of the date of this Agreement:

         (a) such Party is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

         (b) such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance its obligations under this Agreement;

         (c) this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy or other debtor's rights laws and regulations. The execution, delivery and performance of this Agreement by such Party does not violate any agreement or instrument to which such Party is a party or by which such Party is bound, and does not violate any law or regulation of any court, governmental body or administrative or other agency having authority over such Party. All consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained;

         (d) it has the full and exclusive right, power and authority to enter into this Agreement, to perform the Research Program and to grant the licenses granted under Article 3 hereof; and

         (e) All individuals who will perform any activities on behalf of either Party in connection with the Research Program have assigned to such Party or its Affiliates the whole of their rights in any intellectual property conceived or reduced to practice by them as a result of the Research, and no Third Party will have any rights to any such intellectual property.

         6.2 GENELABS REPRESENTATIONS AND WARRANTIES.

         Genelabs represents and warrants to Gilead that as of the Effective Date, and during the Research Program Term:

         (a) except as otherwise disclosed to Gilead in writing, it has not previously assigned, transferred, conveyed, licensed or otherwise granted, and will not assign, transfer, convey, license or otherwise grant a Third Party any right, title and interest in its rights in the Patents listed in Exhibit 1.B which are in any way inconsistent with the exclusive rights of Gilead under this Agreement; and

         (b) except as otherwise disclosed to Gilead in writing, it has not received a written notice or unwritten threatening communication from any Third Party alleging that the practice of the Genelabs Technology or the making, use or sale of any Collaboration Compound

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** CONFIDENTIAL TREATMENT REQUESTED

infringes or may infringe any intellectual property rights owned or possessed by such Third Party.

         6.3 GILEAD REPRESENTATION AND WARRANTY.

         Gilead represents and warrants to Genelabs that as of the Effective Date it has not received written notice from any Third Party alleging that the practice of the Gilead Technology as contemplated by this Agreement infringes or may infringe any intellectual property rights owned or possessed by such Third Party.

         6.4 DISCLAIMER.

         Except as expressly set forth herein, THE TECHNOLOGY, MATERIALS AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED "AS IS" AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES. Without limiting the generality of the foregoing, each Party expressly does not warrant (a) the success of any study or test commenced under the Research Program or (b) the safety or usefulness for any purpose of the intellectual property or technology it provides hereunder.

7.       INTELLECTUAL PROPERTY.

         7.1 OWNERSHIP; DISCLOSURE.

         7.1.1 DISCLOSURE. Each Party shall promptly disclose to the other Inventions within the Collaboration Technology made in connection with this Agreement.

         7.1.2 COLLABORATION TECHNOLOGY. Inventorship of Collaboration Technology, as between the Parties, shall be determined in accordance with United States law. The Parties agree that each Party shall, subject to the exclusive license grants in this Agreement, have the right to research, develop, commercialize and/or otherwise exploit Collaboration Technology that is jointly owned by the Parties, for any purpose without the consent of, or accounting to, the other Party.

         7.1.3 GILEAD TECHNOLOGY. All right, title, and interest in and to Gilead Technology shall, as between the Parties, be solely owned by Gilead.

         7.1.4 GENELABS TECHNOLOGY. All right, title, and interest in and to Genelabs Technology shall, as between the Parties, be solely owned by Genelabs.

         7.1.5 COOPERATION. Each Party shall promptly execute all papers and instruments, and/or require its employees or contractors to execute such papers and instruments, as applicable, so as to effectuate the ownership of Collaboration Technology, Gilead Technology

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and Genelabs Technology set forth in this Section 7.1 and to enable the other
Party to apply for and to prosecute Patents as contemplated by Section 7.3.

         7.2 PATENT COMMITTEE.

         The Parties shall establish a committee to function, until the Parties agree to disband such committee, to facilitate the filing, prosecution, enforcement, and defense of Patents as follows:

         7.2.1 COMPOSITION.

         (a) Promptly after the Effective Date, the Parties shall establish a joint patent committee (the "PATENT COMMITTEE") composed of three (3) named representatives of Gilead and three (3) named representatives of Genelabs. Each Party shall appoint its respective representatives to the Patent Committee from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change.

         (b) The Patent Committee shall be chaired by a representative of Genelabs.

         (c) The Patent Committee representatives shall have appropriate technical or legal credentials, experience and knowledge, and ongoing familiarity with the Research Program and related Patents. Members of the Committee may delegate from time-to-time certain matters arising within the Patent Committee as they from time-to-time deem appropriate.

         (d) Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend Patent Committee meetings, subject to such representative's and consultant's written agreement to comply with the confidentiality and non-use obligations equivalent to those set forth in Article 4, and provided that such additional representatives shall have no vote. Collaboration Patent Counsel shall normally attend any such meetings unless the Parties mutually agree to exclude such Counsel. The Parties shall take reasonable efforts to preserve the lawyer-client privilege and work product privilege applicable to the communications and work of Collaboration Patent Counsel and other legal counsel, including, if necessary, entering into a shared-interest agreement.

         7.2.2 GOVERNANCE.

         (a) Decisions of the Patent Committee shall be made by unanimous vote, with each Party's representatives on the Patent Committee collectively having one (1) vote.

         (b) In the event that the Patent Committee cannot or does not, after good faith efforts, reach agreement on an issue, such issue shall be referred to the an officer for each Party designated by such Party, neither of whom shall be a member of the Patent Committee. Such officers of the Parties shall meet promptly thereafter and shall negotiate in good faith to resolve such issue. If they cannot resolve such issue within thirty (30) days of commencing such negotiations, then the resolution and/or course of conduct shall be determined by Genelabs; provided, however, that Gilead, and not Genelabs, shall determine all patent

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matters affecting Selected Compounds for which Gilead is the Responsible Party under Section 7.3.

         (c) The Patent Committee may establish and revise from time to time rules for operation, in such form and detail as the Patent Committee considers appropriate.

         7.2.3 AUTHORITY AND JURISDICTION.

         (a) The Patent Committee's decision-making authority shall be limited to matters related to Patents. Notwithstanding anything in this Article 7, The Patent Committee shall have no review or authority over Collaboration Patents solely owned by Genelabs to the extent they claim Reversion Compounds, and such patents shall not be subject to this Article 7.

         (b) The Patent Committee shall confer regarding the status of Collaboration Patents, review data and information, consider and advise on any technical issues that arise, set patent filing priorities, and review and advise on any budgetary and economic matters relating to the Collaboration Patents affecting the Research Program which is referred to the Patent Committee. The Patent Committee shall establish the strategy for prosecuting Collaboration Patents, which strategy shall be followed by the Responsible Party and its counsel.

         (c) In no event shall the Patent Committee have the right:

                  (i) to determine any matter not involving Collaboration Patents covering Collaboration Compounds;

                  (ii) to modify or amend the terms and conditions of this Agreement;

                  (iii) to make any decisions or determinations with respect to the Research Plan or the Research Program except to make recommendations due to issues involving Collaboration Patents;

                  (iv) to determine which personnel of a Party perform activities relating to matters affecting Collaboration Patents, or act as such Party's representatives on the Patent Committee;

                  (v) to review, direct or control the commercialization or marketing of any Product;

                  (vi) to determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement.

         7.2.4 MEETINGS.

         (a) The Patent Committee shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than once per Calendar Quarter, with the location for such meetings alternating between Genelabs' and Gileads' San

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Francisco Bay Area, California facilities (or such other locations as is mutually agreed by the Parties).

         (b) Either Party may call for non-scheduled meetings of the Patent Committee for good cause, which shall occur at mutually agreeable times. Alternatively, the Patent Committee upon mutual agreement may meet by means of teleconference, videoconference or other similar communications equipment.

         (c) After the end of the Research Program Term, the Patent Committee may choose to reduce the frequency of their meetings or disband, as appropriate based on the reduced need for oversight of Collaboration Patents.

         (d) No Patent Committee meeting may be conducted unless at least two
(2) representatives of each Party are participating.

         (e) Each Party shall bear its own expenses related to the attendance of such meetings by its representatives, subject to reimbursement of Patent Costs under Section 7.3.4.

         7.3 PATENT PROSECUTION.

         7.3.1 GILEAD PATENTS. Gilead shall have the sole right, but not the obligation, to control the preparation, filing, prosecution and maintenance of Gilead Patents using patent counsel of Gilead's choice, at Gilead's expense.

         7.3.2 GENELABS PATENTS. Genelabs shall have the sole right, but not the obligation, to control the preparation, filing, prosecution and maintenance of Genelabs Patents using patent counsel of Genelabs' choice, at Genelabs' expense.

         7.3.3 COLLABORATION PATENTS. During the term of this Agreement, all preparation, filing, prosecution and maintenance of Collaboration Patents shall be governed by this Section 7.3.3.

         (a) RESPONSIBLE PARTY. One Party (the "Responsible Party") will be primarily responsible for the preparation, filing, prosecution and maintenance of each Collaboration Patent. Genelabs shall be the Responsible Party for Collaboration Patents; provided that Gilead, upon written notice to Genelabs, may become the Responsible Party for Collaboration Patents claiming a Selected Compound after Gilead has paid Milestone 3 (which Milestone is defined in Section 5.3 ("Milestone Payments")) with respect to such Selected Compound; provided that Gilead shall not narrow any claims in such Patents without Genelabs' prior written consent.

                  (i) The Responsible Party shall consult with the other Party as to the preparation, filing, prosecution and maintenance of each Collaboration Patent reasonably in advance of any deadline or action with the U.S. Patent & Trademark Office or any foreign patent office, and shall furnish to the other Party copies of all relevant documents reasonably in advance of such consultation to permit such Party to comment on such action.

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                  (ii) The Patent Committee shall agree which jurisdictions to make Collaboration Patent filings in, and the Responsible Party shall not cease prosecution or maintenance of any such Collaboration Patent without prior written notice to the Patent Committee. Gilead, if it is the Responsible Party for Collaboration Patent on a Selected Compound, shall solely determine in which jurisdictions to make filings for such Patents, provided that filings shall be made in the Major Markets.

         (b) DILIGENCE. The Responsible Party shall use commercially diligent efforts to pursue claims in the Collaboration Patents. In the United States the Responsible Party shall use commercially diligent efforts to pursue claims for a Collaboration Patent that would cover a Collaboration Compound Product that would allow the Patent to be listed in the Orange Book under 21 U.S.C. 355(b),
(c)(2). In [**] the Responsible Party shall use commercially diligent efforts to pursue claims in such Collaboration Patents so that such claims would issue in a timely manner, [**]. Such diligent efforts also shall be consistent with the usual practice followed by [**].

         (c) PATENT COUNSEL. The Responsible Party may also select outside patent counsel to represent the Responsible Party, should the Responsible Party elect to use outside patent counsel (or determine that such Counsel shall represent both Parties) (the "COLLABORATION PATENT COUNSEL"). Gilead shall have the right at any time during the term of this Agreement to object to the retention of any outside Collaboration Patent Counsel that Gilead reasonably believes would be prejudicial to its intellectual property interests (including, without limitation, conflicts of interest, such as if Collaboration Patent Counsel prosecutes patents for products similar to the Collaboration Collaboration Compound Products for Third Parties) which objection shall be considered by the Patent Committee meeting without the Collaboration Patent Counsel in attendance. Collaboration Patent Counsel shall prepare, file, prosecute, and maintain Collaboration Patents. Collaboration Patent Counsel shall have final responsibility for determining, with respect to Collaboration
Patents: (i) whether, consistent with U.S. laws regarding inventorship, to correct or supplement the inventors listed on the invention disclosure form in view of the activities conducted under the Research Program, and (ii) whether, consistent with applicable U.S. law regarding inventorship, the respective invention was made solely or jointly by Gilead and/or Genelabs consistent with US patent law. As used herein, "prosecution" shall include interferences, reexaminations, reissues, oppositions, and the like.

         (d) INTERFERENCE, OPPOSITION, REEXAMINATION AND REISSUE. To the extent permitted by 7.2.3(c)(i), Gilead and Genelabs each shall inform the Patent Committee of any request for, or filing or declaration of, any interference, opposition, or reexamination relating to Collaboration Patents within thirty
(30) days of learning of such event. The Responsible Party shall be the lead party in any such interference, opposition, or reexamination. The non-lead Party shall have the right to review and consult with the lead Party regarding any submission to be made in connection with such proceeding. The Responsible Party shall give the other Party timely notice of any proposed settlement of an interference relating to a Collaboration Patent and shall not enter into such settlement without the other Party's prior written consent (such consent not to be unreasonably withheld). In connection with any interference, opposition, reissue or reexamination proceeding relating to the Collaboration Patents, Gilead and Genelabs will cooperate fully and will provide each other with any information or

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** CONFIDENTIAL TREATMENT REQUESTED

assistance that either reasonably requests. Each Party shall keep the other informed of developments in any such action or proceeding.

         (e)      OPTION TO PROSECUTE AND MAINTAIN PATENTS.

                  (i) Should the Patent Committee decide for any reason not to file applications for, or to cease prosecution and/or maintenance of, or not to continue to pay the expenses of prosecution and/or maintenance of, any Collaboration Patents on a country-by-country basis, then Gilead, at its sole discretion and expense, may elect to file or to continue prosecution or maintenance of any or all such Collaboration Patents:

                  (ii) Should a Party (the "Concerned Party") in good faith believe that the Responsible Party is not meeting its obligations in accordance with Section 7.3.3(b), the Concerned Party may provide the Responsible Party with written notice thereof, in which event the Responsible Party will have sixty (60) days from the date of such notice in which to reasonably demonstrate to the Concerned Party that the Responsible Party is meeting such diligence obligations. If the Concerned Party determines that such notice does not justify the delay, or such notice is not timely delivered, then the Concerned Party may notify the Responsible Party that the Concerned Party has determined that it wishes to become the Responsible Party for such Patent. The Responsible Party shall have thirty (30) days after receipt of such notice to initiate the dispute resolution process set forth in Section 11.6, and assumption by the Concerned Party of the position as Responsible Party with respect to such Patent shall not occur until either expiration of such thirty (30) day period without the Responsible Party commencing the dispute resolution process, or the dispute resolution process has completed and determined that the Concerned Party has the right to become the Responsible Party with respect to such Patent.

                  (iii) In the event that the Concerned Party takes over any Collaboration Patent as described in Section 7.3.3(e)(i) or (ii), the Responsible Party shall execute such documents and perform such acts as may be reasonably necessary to allow the Concerned Party to continue prosecution and/or maintenance of such Patent in a timely manner. Such Patent shall continue to be considered part of Collaboration Technology and the claims of any such Patent shall be subject to the license provisions of Article 3 and payment obligations of Article 5.

         7.3.4 PATENT FEES.

         (a) All Patent Costs associated with the Genelabs Technology shall be borne by Genelabs.

         (b) All Patent Costs associated with the Gilead Technology shall be borne by Gilead.

         (c) All Patent Costs associated with the Collaboration Technology shall be borne equally by both Parties in each country in the Shared Cost Countries listed in Exhibit 7.3.4. For other countries in the Territory, Gilead shall pay all Patent Costs associated with the Collaboration Technology ("Gilead-Assumed Patent Costs"). Additionally, Gilead shall pay all worldwide Patent Costs for a Collaboration Patent incurred after Gilead becomes the

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** CONFIDENTIAL TREATMENT REQUESTED

Responsible Party therefor under Section 7.3.3. Gilead upon written notice to Genelabs may elect not to fund Patent Costs with respect to a Patent in any jurisdiction, in which event such Patent shall no longer be deemed to be included in Collaboration Technology and Gilead shall have no license thereto under this Agreement. Gilead shall have no obligation to pay for Patent Costs for Patents on Reversion Compounds, incurred after the particular Collaboration Compound become a Reversion Compound.

         (d) A Party seeking reimbursement of Patent Costs shall invoice the other Party on a quarterly basis in arrears, and shall provide copies of receipts and counsel bills supporting such invoice. The other Party shall pay its share of such Patent Costs within thirty (30) days.

         (e) [**].

         7.3.5 COOPERATION. Each Party will promptly provide to the other Party information reasonably requested by the other Party that is necessary for the prosecution activities pursuant to Section 7.3.3 above.

         7.4 ENFORCEMENT AND DEFENSE.

         7.4.1 If either Party learns of any infringement of Collaboration Patents, or any misappropriation or misuse of Know-How, of which the other Party is a sole owner, co-owner or licensee, such Party shall promptly notify the other Party of such infringement, misappropriation or misuse. Gilead shall have the sole right, but not the obligation, to initiate and prosecute any legal action to enforce its rights in and to any Gilead Technology at its own expense and in the name of Gilead, and to control the defense of any declaratory judgment action relating to Gilead Technology. Genelabs shall have the sole right, but not the obligation, to initiate and prosecute any legal action to enforce its rights in and to any Genelabs Technology at its own expense and in the name of Genelabs, and to control the defense of any declaratory judgment action relating to Genelabs Technology.

         7.4.2 If the Patent Committee determines that such infringement, misappropriation or misuse involves Collaboration Patent claims, or involves Collaboration Know-How or claims of Collaboration Patents that do not cover a Selected Compound ("GENELABS CLAIMS"), Genelabs shall have the right, but not the obligation, to initiate and prosecute such legal action at its own expense and, if necessary, to name Gilead as a co-party, or to control the defense of any declaratory judgment action relating thereto, and Genelabs shall pay all attorneys fees and costs associated with such action. In any other infringement, misappropriation, or misuse of Collaboration Patents or Collaboration Know-How, as applicable, that does not involve Genelabs Claims, Gilead shall have the first right to initiate and prosecute such legal defense or action at its own expense and, if necessary, to name Genelabs as a co-party, or to control any declaratory judgment action relating thereto, and Gilead shall pay all attorneys fees and costs associated with such action. If, within ninety (90) days following a request by Genelabs to Gilead to initiate and prosecute such legal action or ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Gilead fails to take such action, or if Gilead informs Genelabs that it elects not to exercise such first right, Genelabs (or its

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** CONFIDENTIAL TREATMENT REQUESTED

designee) thereafter shall have the right either to initiate and prosecute such action or to control the defense of such declaratory judgment and Genelabs shall pay all attorneys fees and costs associated with such action.

         7.4.3 For any action to terminate any infringement of Collaboration Patents, or any misappropriation or misuse of Collaboration Know-How, if either Party is unable to initiate or prosecute such action solely in its own name, the other Party shall join such action voluntarily and shall execute all documents necessary to initiate litigation to prosecute and maintain such action. In connection with any such action, Gilead and Genelabs shall cooperate fully and will provide each other with any information or assistance that either reasonably requests. Each Party shall keep the other informed of developments in any such action or proceeding, including, to the extent permissible by law, the consultation and approval of any offer related thereto.

         7.4.4 Any recovery obtained by either or both Gilead and Genelabs in connection with or as a result of any action contemplated by Section 7.4.2, whether by settlement or otherwise, shall be shared in order as follows:

         (a) The Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action, plus [**];

         (b) The other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action, plus [**];

         (c) Any remaining amounts after such reimbursement of the Parties costs and expenses shall be awarded to the Party which initiated and prosecuted the action. Such award obtained by Gilead or its Related Gilead Parties in excess of such Party's costs, expenses and [**], shall be considered Net Sales in the Calendar Quarter it is received for purposes of calculating royalties payable by Gilead in accordance with Article 5 if the recovery is for infringement by a product that is competitive to a Collaboration Compound Product, otherwise the remaining amount shall be allocated between the Parties [**].

         7.4.5 Each Party shall inform the other Party of any certification regarding any Collaboration Patents pertaining to Collaboration Compound Products licensed to Gilead it has received pursuant to either 21 U.S.C. Sections 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions, or Canada's Patented Medicines (Notice of Compliance) Regulations Article 5, or any similar provisions in a country other than the United States and Canada, and shall provide the other Party with a copy of such certification within five (5) days of receipt by such Party. Genelabs' and Gilead's rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in Sections 7.4.2 through 7.4.4.

         7.4.6 Each Party shall give the other Party timely written notice of the proposed settlement of any action under Section 7.3.2, and neither Party shall consent to the entry of any judgment or settle or otherwise compromise any such action or suit in a way that adversely affects the other Party's intellectual property rights or its rights or interests with

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** CONFIDENTIAL TREATMENT REQUESTED

respect to Collaboration Compounds, Reversion Compounds or Collaboration Compound Products without such other Party's prior written consent (not to be unreasonably withheld).

         7.5 PATENT TERM RESTORATION. The Parties shall cooperate in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Collaboration Patents. If elections with respect to obtaining such patent term restoration are to be made for Patents pertaining to Products licensed to Gilead, Gilead shall have the right to make the election to seek patent term restoration or supplemental protection and Genelabs shall abide by such election and fully cooperate in assisting Genelabs to obtain such patent benefits.

8.       LIMITATION OF LIABILITY

         EXCEPT FOR PAYMENTS UNDER ARTICLE 5 OR LIABILITY FOR BREACH OF ARTICLE 4, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES OR EXCLUDED AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES OR EXCLUDED AFFILIATES FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, including, but not limited to, loss of profits or revenue, or claims of customers of any of them or other Third Parties for such or other damages, provided that the foregoing limitation shall not apply to either Party's indemnification obligations under Article 10.

9.       TERM AND TERMINATION

         9.1 TERM AND EXPIRATION.

         This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Section 9.2 or 9.3, this Agreement shall continue in effect until expiration of all royalty obligations hereunder. Upon expiration of all royalty obligations under this Agreement, all licenses granted to Gilead pursuant to Section 3.1 as were in effect immediately prior to such expiration shall become fully paid-up, perpetual licenses.

         9.2 TERMINATION BY GILEAD.

         Notwithstanding anything contained in this Agreement to the contrary, Gilead shall have the right to terminate this Agreement at any time in its sole discretion and for any reason after the end of the Research Program Term by giving ninety (90) days' advance written notice to Genelabs. Not later than thirty (30) days after the date of such termination, each Party shall return or cause to be returned to the other Party all Information in tangible form received from the other Party and all copies thereof, except that each Party may retain one copy in its confidential files for records purposes, provided that the Parties may retain and use Information to the extent necessary to exercise their rights set forth below in this Section.

         In the event of termination under this Section 9.2:

         (a) each Party shall pay all amounts then due and owing to the other Party as of the termination date;

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** CONFIDENTIAL TREATMENT REQUESTED

         (b) the licenses granted under Section 3.1(a) and (b) shall immediately terminate;

         (c) Gilead shall provide Genelabs with a copy of all Pre-Clinical and clinical data and all regulatory documentation pertaining to Collaboration Compounds and Collaboration Compound Products, shall assign any filings for Regulatory Approval for Collaboration Compounds and Collaboration Compound Products to Genelabs or its designee, and shall permit and reasonably assist Genelabs or its designee to utilize such data, documents and regulatory filings to obtain Regulatory Approval for such Collaboration Compounds and Collaboration Compound Products;

         (d) Gilead shall return any amounts of Collaboration Compounds and Collaboration Compound Products provided to it by Genelabs (except such samples as it is legally required to retain) and shall sell such amounts of additional Collaboration Compounds and Collaboration Compound Products in its possession as Genelabs may request at Gilead's out-of-pocket cost therefor;

         (e) except as set forth in this Section 9.2 and in Section 9.4, and for the licenses granted in Section 3.1(c), the rights and obligations of the Parties hereunder shall terminate as of the date of such termination.

         9.3 TERMINATION FOR CAUSE.

         9.3.1 CAUSE FOR TERMINATION. This Agreement may be terminated at any time during the term of this Agreement:

         (a) upon written notice by a Party if the other Party is in material breach of its obligations hereunder by causes and reasons within its control and has not cured such breach within sixty (60) days after notice requesting cure of the breach; provided, however, in the event of a good faith dispute with respect to the existence of a material breach or cure thereof, the sixty (60) day cure period shall be tolled until such time as the dispute is resolved pursuant to
Section 11.6 ("Dispute Resolution"); or

         (b) by a Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

         9.3.2 EFFECT OF TERMINATION FOR CAUSE.

         (a) TERMINATION BY GILEAD. If Gilead terminates this Agreement under
Section 9.3.1(a) or 9.3.1(b):

                  (i) each Party shall pay all amounts then due and owing as of the termination date;

                  (ii) the license granted under Section 3.1(b) shall immediately terminate;

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** CONFIDENTIAL TREATMENT REQUESTED

                  (iii) the licenses granted under Section 3.1(a) shall survive with respect to any Selected Compounds selected by Gilead in accordance with Section 3.2 ("Selection of Collaboration Compounds for Development"); provided that, if Gilead has not yet selected [**] Collaboration Compounds thereunder, it may select additional Collaboration Compounds to bring the total of Selected Compounds to [**] by written notice to Genelabs within thirty (30) days after such termination specifying the Collaboration Compounds so selected; provided further that Gilead agrees in such written notice to remain bound by the Sections set forth in Section 9.4(c);

                  (iv) Gilead's right to make a claim against Genelabs for such damages shall not be affected, subject to Section 11.6 ("Dispute Resolution") hereof; and

                  (v) except as set forth in this Section 9.3.2(a) and in
         Section 9.4, the rights and obligations of the Parties hereunder shall terminate as of the date of such termination.

         (b) TERMINATION BY GENELABS. If Genelabs terminates this Agreement under Section 9.3.1(a) or 9.3.1(b), the provisions of Section 9.2(a) through (e) shall apply. In addition, all funding for all FTEs for the entire Research Program Term (including any portion thereof remaining after the date of termination) shall be immediately due and payable and Gilead shall immediately pay to Genelabs all amounts for such FTE funding to the extent not previously paid. Genelabs' right to make a claim against Gilead for such damages shall not be affected, subject to Section 11.6 ("Dispute Resolution") hereof.

         9.4 EFFECT OF EXPIRATION OR TERMINATION; SURVIVAL.

         (a) Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including without limitation the obligation to pay royalties for Product(s) or Collaboration Compound sold prior to such expiration termination.

         (b) The provisions of Article 4 ("Confidentiality and Publication") shall survive the expiration or termination of this Agreement and shall continue in effect for ten (10) years. In addition, the provisions of the following Articles and Sections shall survive expiration or termination of this Agreement.

         Article 1 (Definitions)

         Section 2.10(b) (relating to return of Materials)

         Section 3.4 (Negative Covenants; No Implied Licenses)

         Section 3.6 (Reports on Gilead Efforts) (for so long as Gilead conducts Pre-Clinical Development, clinical development or commercialization of Collaboration Compounds or Product)

         Section 3.8 (Negotiation for Exclusive Licenses)

         Section 5.6 (Reports; Payment of Royalty) (for four (4) Calendar Quarters after royalty-bearing sales have permanently ceased)

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** CONFIDENTIAL TREATMENT REQUESTED

         Section 5.7 (Audits) (until expiration of three (3) Calendar Years after royalty-bearing sales have permanently ceased)

         Section 5.8 (Payments and Exchange Rate)

         Section 5.9 (Income Tax Withholding)

         Section 5.10 (Interest)

         Section 6.4 (Disclaimer)

         Article 7 (Intellectual Property)

         Article 8 (Limitation of Liability)

         Article 9 (Term and Termination)

         Article 10 (Indemnification)

         Article 11 (Miscellaneous)

         (c) In addition, the provisions of the following additional Sections shall also survive termination of this Agreement by Gilead solely to the extent set forth in Section 9.3.2(a):

         Section 3.1(a) (Genelabs License to Gilead under Collaboration Technology)

         Section 3.3 (Development and Commercialization; Diligence)

         Section 3.5 (Excused Performance)

         Section 5.3 (Milestone Payments)

         Section 5.4 (Payment of Milestone Payments)

         Section 5.5 (Royalties)

         9.5 RIGHTS IN BANKRUPTCY.

         All rights and licenses granted under or pursuant to this Agreement are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (the "CODE"), licenses of rights to "intellectual property" as defined under Section 101 of the Code. The Parties agree that Gilead, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Genelabs under the Code, Gilead will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless Genelabs elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of Genelabs upon written request therefor by Gilead.

         The foregoing provisions of this Section 9.5 are subject to any rights a Party may have arising under the Code or other applicable law.

10.      INDEMNIFICATION

         10.1 INDEMNIFICATION BY GILEAD.

         Gilead hereby agrees to indemnify, defend and hold Genelabs and its Affiliates and Excluded Affiliates, and their respective directors, officers, employees and agents (each, a

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** CONFIDENTIAL TREATMENT REQUESTED

"GENELABS INDEMNITEE") harmless from and against any and all claims, suits, actions, demands, liabilities, investigations, proceedings, expenses and/or loss, including reasonable legal expense and attorneys' fees (collectively, "LOSSES"), to which any Genelabs Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any person or entity other than a Party or its Affiliates to the extent such Losses arise directly or indirectly out of: (i) the manufacture, use, promotion, distribution, handling, storage, sale or other disposition of any Product by Gilead or any of its Related Gilead Parties, (ii) any defect or alleged defect in a Product or its packaging, labeling or promotional materials, (iii) the breach by Gilead of any warranty, representation, covenant or agreement made by Gilead in this Agreement, or (iv) the negligence or willful or criminal misconduct of Gilead or its Related Gilead Parties; except, in each case, to the extent such Losses result from the negligence or willful misconduct of any Genelabs Indemnitee or the breach by Genelabs of any warranty, representation, covenant or agreement made by Genelabs in this Agreement.

         10.2 INDEMNIFICATION BY GENELABS.

         Genelabs hereby agrees to indemnify, defend and hold Gilead and its Affiliates and their respective directors, officers, employees and agents (each, a "GILEAD INDEMNITEE") harmless from and against any and all Losses to which any Gilead Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any person or entity other than a Party or its Affiliates to the extent such Losses arise directly or indirectly out of: (i) the breach by Genelabs of any warranty, representation, covenant or agreement made by Genelabs in this Agreement, or (ii) the negligence or willful or criminal misconduct of Genelabs or its Excluded Affiliates; except, in each case, to the extent such Losses result from the negligence or willful misconduct of any Gilead Indemnitee or the breach by Gilead of any warranty, representation, covenant or agreement made by Gilead in this Agreement.

         10.3 CONTROL OF DEFENSE.

         Any entity entitled to indemnification under this Article 10 shall give notice to the indemnifying Party of any Losses that may be subject to indemnification, promptly after learning of such Losses, and the indemnifying Party shall assume the defense of such Losses with counsel reasonably satisfactory to the indemnified Party. If such defense is assumed by the indemnifying Party with counsel so selected, the indemnifying Party will not be subject to any liability for any settlement of such Losses made by the indemnified Party without its consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified Party with respect to such Losses. The indemnified Party shall provide the indemnifying Party with all information in its possession (except to the extent the provision of such information would waive privileges pertaining to attorney-client communications or attorney work product) and all assistance reasonably necessary to enable the indemnifying Party to carry on the defense of any such Losses. The indemnified Party shall cooperate with the indemnifying Party in the defense of such claim or suit. In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified Party without the prior written consent of the indemnified Party.

         10.4 INSURANCE.

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** CONFIDENTIAL TREATMENT REQUESTED

         Gilead, at its own expense, shall maintain product liability insurance (or self-insure) in an amount consistent with industry standards during the term of this Agreement.

11.      MISCELLANEOUS

         11.1 FORCE MAJEURE.

         Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance.

         11.2 ASSIGNMENT AND CHANGE OF CONTROL.

         11.2.1 Except as provided in this Section 11.2, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the written consent of the other Party. For purposes of this Section 11.2, "Gilead" and "Genelabs" shall exclude their respective Affiliates.

         11.2.2 Either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate or by Gilead in connection with a Change of Control of Gilead, provided that the assigning Party shall remain liable under this Agreement.

         11.2.3 GENELABS CHANGE OF CONTROL. Genelabs may, without Gilead's consent, assign this Agreement and its rights and obligations hereunder in connection with a Change of Control. Upon a Change of Control of Genelabs, Genelabs shall provide written notice to Gilead and Gilead [**]:

         (a) [**]

         (b) [**]

[**].

         11.2.4 In the event that a Party assigns this Agreement and its rights and obligations hereunder in connection with a Change of Control (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party to such transaction (if other than one of the Parties to this Agreement) shall not be included in the technology licensed hereunder.

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** CONFIDENTIAL TREATMENT REQUESTED

         Any attempted assignment not in accordance with this Section 11.2 shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.

         11.3 SEVERABILITY.

         If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

         11.4 NOTICES.

         All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

       If to Genelabs,

                   to: Genelabs Technologies, Inc.
                       505 Penobscot Drive
                       Redwood City, CA 94063
                       Attention: Chief Executive Officer
                       Facsimile No.: (650) 368-0709

                  and: Genelabs Technologies, Inc.
                       505 Penobscot Drive
                       Redwood City, CA 94063
                       Attention: General Counsel
                       Facsimile No.: (650) 368-8748

if to Gilead,
                  to:  Gilead Sciences, Inc.
                       333 Lakeside Drive
                       Foster City, CA 94404
                       Attention: Chief Executive Officer
                       Facsimile No.: (650) 522-5488

                   and

                       Gilead Sciences, Inc.
                       333 Lakeside Drive

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** CONFIDENTIAL TREATMENT REQUESTED

                       Foster City, CA 94404
                       Attention: General Counsel
                       Facsimile: (650) 522-5537

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day; (b) on the business day after dispatch if sent by nationally-recognized overnight courier; and/or (c) on the fifth business day following the date of mailing if sent by mail.

         11.5 APPLICABLE LAW.

         This Agreement shall be governed by and construed in accordance with the laws of the State of California and the patent laws of the United States without reference to the California rules of conflict of laws. The United Nations Convention on Contracts for the International Sale of Goods shall not apply.

         11.6 DISPUTE RESOLUTION.

         11.6.1 The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the Parties cannot resolve the dispute, controversy or claim within forty-five (45) days of a written request by either Party to the other Party, the Parties agree to hold a meeting, attended by the Chief Executive Officer of Genelabs and the Chief Executive Officer of Gilead, to attempt to negotiate in good faith a resolution of the dispute prior to pursuing other available remedies. If, within sixty (60) days after such written request, the Parties have not succeeded in negotiating a resolution of the dispute, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an "Excluded Claim" shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes ("RULES") of the American Arbitration Association ("AAA") as then in effect, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The decision rendered in any such arbitration will be final and not appealable.

         11.6.2 The arbitration shall be conducted by a single neutral arbitrator experienced in the pharmaceutical business, who shall not be a current or former employee or director, or a then-current stockholder of record, of either Party, their respective Affiliates or any Related Gilead Parties. The Parties shall attempt to agree on the arbitrator but, absent agreement within fourteen (14) days, either Party may apply to the AAA for selection of the arbitrator in accordance with the Rules. The place of arbitration shall be San Francisco, California, and all proceedings and communications shall be in English.

         11.6.3 No later than thirty (30) days after selection of the arbitrator, the Parties and their representatives shall hold a preliminary meeting with the arbitrator, to mutually agree upon and thereafter follow procedures seeking to assure that the arbitration will be concluded within six
(6) months from such meeting. Failing any such mutual agreement, the arbitrator will design and the Parties shall follow procedures to such effect.

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         11.6.4 The arbitrator will, in rendering his/her reasoned decision, apply the substantive law of the state of California, U.S.A., without giving effect to its principles of conflicts of law.

         11.6.5 The arbitrator shall have no authority to award punitive or any other non-compensatory damages, except as may be expressly provided in Article 8 ("Limitation of Liability"), nor may the arbitrator have any authority to order a remedy which may not be lawfully ordered by a California Superior Court judge. Each Party shall bear its own costs and expenses and attorneys' fees and an equal share of the arbitrators' and any administrative fees of arbitration; provided that if the arbitrator finds that a Party acted in bad faith, such Party shall reimburse the other Party for its reasonable expenses and attorneys fees.

         11.6.6 Except to the extent necessary to confirm or enforce an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable California statute of limitations.

         11.6.7 The Parties agree that, if a dispute over whether a Party has the right to terminate this Agreement proceeds to arbitration, neither Party may terminate this Agreement until final resolution of the dispute through such arbitration. The Parties further agree that the disputed portion of any payments to be made pursuant to this Agreement pending resolution of the dispute shall be paid into an escrow account pending resolution by the arbitrator and to the extent paid directly to a Party shall be refunded if an arbitrator or court determines that such payments are not due.

         11.6.8 As used in this Section, the term "EXCLUDED CLAIM" shall mean a dispute, controversy or claim that concerns: (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

         11.7 ENTIRE AGREEMENT; AMENDMENTS.

         This Agreement, together with the exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof and supercedes and cancels all previous express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with respect to the subject matter hereof. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

         Notwithstanding anything to the contrary in the foregoing, any prior confidentiality agreements between the Parties shall remain in full force and effect with respect to the subject matter thereof and information disclosed thereunder. For clarification, the Material Transfer Agreement between the Parties dated September 10, 2004 shall be superseded by this Agreement and any materials provided thereunder shall be deemed to be covered by the terms of this Agreement.

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         11.8 HEADINGS.

         The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

         11.9 INDEPENDENT CONTRACTORS.

         It is expressly agreed that Genelabs and Gilead shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Genelabs nor Gilead shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

         11.10 WAIVER.

         The waiver by either Party hereto of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise, subject to
Section 11.6.

         11.11 CUMULATIVE REMEDIES.

         No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

         11.12 WAIVER OF RULE OF CONSTRUCTION.

         Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

         11.13 NO TRADEMARK RIGHTS.

         No right, express or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of a Party in connection with the performance of this Agreement.

         11.14 NON-SOLICITATION.

         During the Research Program Term, and for a period of one (1) year thereafter, neither Party shall solicit, induce, encourage or attempt to induce or encourage any employee of the other Party to terminate his or her employment with such other Party or to breach any other obligation to such other Party. The preceding sentence shall not be deemed to apply to general advertisements of employment not specifically directed to employees of a Party.

         11.15 COMPLIANCE WITH LAW.

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         Nothing in this Agreement shall be deemed to permit a Party to export, re-export or otherwise transfer any Product sold under this Agreement without compliance with applicable laws.

         11.16 COUNTERPARTS.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first set forth above.

GILEAD SCIENCES, INC.                            GENELABS TECHNOLOGIES, INC.

BY:                                              BY:

NAME: John C. Martin                             NAME: James A.D. Smith

TITLE: President and Chief Executive Officer     TITLE: President and Chief
                                                        Executive Officer

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